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                        SPELLING ENTERTAINMENT GROUP INC.
            EXHIBIT 11 - COMPUTATION OF NET INCOME (LOSS) PER COMMON
                           AND COMMON EQUIVALENT SHARE
                      (In Thousands, Except Per Share Data)

                                                         Three Months Ended
                                                               March 31,
                                                        ---------------------
                                                           1997        1996
                                                        --------     --------
Net income (loss):
   Continuing operations                                $    728     $   (358)
   Discontinued operations                                    --       (3,388)
                                                        --------     --------
Net income (loss)                                       $    728     $ (3,746)
                                                        ========     ========

Shares:
   Basic shares - weighted average of common shares
       outstanding                                        90,720       90,101
   Additional shares assuming conversion of stock
       options and warrants                                   35        1,684
                                                        --------     --------
   Primary shares                                         90,755       91,785
   Additional shares, when dilutive, assuming full
       dilution of stock options and warrants                 --           --
                                                        --------     --------
   Fully diluted shares                                   90,755       91,785
                                                        ========     ========
Basic, primary and fully diluted net income (loss)
   per common and common equivalent share:
   Continuing operations                                $   0.01     $     --
   Discontinued operations                                    --        (0.04)
                                                        --------     --------
   Net income (loss) per common
      and common equivalent share                       $   0.01     $  (0.04)
                                                        ========     ========



Note 1: This calculation is submitted in accordance with the Securities Exchange Act of 1934 although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because the calculation of primary and fully diluted net income (loss) per common and common equivalent share results in a dilution of less than 3% or is anti-dilutive.